Exhibit 10.2

EXECUTION VERSION

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), dated September 29, 2017 is by and between Guardion Health Sciences, Inc., a Delaware corporation (the “Company”), and David W. Evans (“Consultant”).

WHEREAS, concurrently herewith, the Company and VectorVision Ocular Health, Inc., on the one hand, and VectorVision, Inc. (“VectorVision”) and Consultant, on the other hand, are entering into that certain Asset Purchase and Reorganization Agreement, dated as of September 29, 2017 (the “Reorganization Agreement”), pursuant to which the Company will purchase certain assets of VectorVision, as more particularly described in the Reorganization Agreement;

WHEREAS, execution and delivery of this Agreement is a condition precedent to the consummation of the transactions contemplated by the Reorganization Agreement;

WHEREAS, VectorVision is engaged in the business of standardized vision testing for glare, contrast sensitivity and ETDRS acuity (the “Business”);

WHEREAS, upon the closing of the Reorganization Agreement (the “Closing”), Consultant will become a member of the Board of Directors of the Company;

WHEREAS, Consultant is an internationally recognized expert, author and speaker and has considerable experience and expertise in the measurement of visual function related to refractive surgery, glaucoma, eye diseases, visual performance and ocular blood flow.

WHEREAS, the Company desires to retain Consultant to provide consulting services to the Company and its Affiliates (as defined below); and

WHEREAS, Consultant is willing to provide such services in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of such engagement and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1.           Services. During the Consulting Period, Consultant shall provide services to the Company and its Affiliates as described in Schedule A attached hereto (the “Services”). Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company. “Affiliate” of Company means any individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Company. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an Affiliate, whether through the ownership of voting securities, by contract or otherwise.

2.           Compensation. As consideration for the Services, the Company agrees to pay Consultant the fixed rate of Ten Thousand Dollars ($10,000) per month for the first six (6) months of Services, and Seven Thousand Five Hundred Dollars ($7,500.00) per month for the remainder of the Consulting Period (the “Fees”).

3.           Term. The initial term of this Agreement shall be for three (3) years from the date of the Closing (the “Effective Date”) (the “Initial Term”) and thereafter this Agreement shall automatically renew for additional twelve-month periods (each such extension, a “Renewal Term”) unless the Company or Consultant provides written notice of non-renewal to the other party at least thirty (30) days in advance of the expiration of the Initial Term or any Renewal Term, as applicable (the Initial Term, together with any Renewal Term, the “Consulting Period”).

4.           Termination. Consultant’s services hereunder may be terminated prior to the end of the Consulting Period as follows:

4.1          Automatically in the event of the death of Consultant;

4.2          At the option of the Company, on thirty (30) days prior written notice to Consultant or Consultant’s personal representative in the event of the Disability of Consultant. As used herein, the term Disability shall mean Consultant’s becoming incapacitated for a period of at least one hundred eighty (180) days by accident, sickness or other circumstance that renders Consultant mentally or physically incapable of performing the material duties and services required of Consultant hereunder during such period;

4.3          At the option of the Company for Cause (as defined in Section 5.4), immediately upon written notice to Consultant;

4.4          At the option of the Company without Cause, on prior written notice to Consultant (provided that the assignment of this Agreement to and assumption of this Agreement by the purchaser of all or substantially all of the assets of the Company shall not be treated as a termination without Cause under this Section 4.4);

4.5          At the option of Consultant in the event that Company (i) dissolves or (ii) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property;

4.6          At any time after the completion of the Initial Term at the option of the Consultant, by providing one hundred twenty (120) days prior written notice to the Company; or

4.7          By mutual agreement of the parties.

5.           Payment for Early Termination.

5.1          Termination by the Company Without Cause. If Consultant’s services hereunder are terminated prior to the end of the Consulting Period by the Company without Cause (and not due to death or Disability), subject to Section 5.5 hereof, Consultant shall be entitled to:

(a)           within thirty (30) days following such termination, payment of Consultant’s accrued and unpaid Fees and reimbursement of expenses under Section 7 hereof in each case accrued through the date of termination; and

(b)           continuation of Consultant’s Fees for the longer of: (i) the remainder of the then-current Initial Term or Renewal Term, as applicable, or (ii) one (1) year (such longer period, the “Fee Continuation Period”), payable at the same time Fees would have been paid if Consultant had continued to provide services to the Company or its Affiliates for the remainder of such Fee Continuation Period; provided, however, if the Consultant’s review period for the release of claims required pursuant to Section 5.5 hereof spans two of Consultant’s taxable years, the first payment shall be made on the first regularly scheduled payroll date of the later taxable year following the effective date of such release of claims and shall include any amounts due prior thereto.

5.2          Termination due to Death or Disability. Upon the termination of Consultant’s services hereunder prior to the end of the Consulting Period due to Consultant’s death or Disability pursuant to Section 4.1 or Section 4.2 respectively, Consultant or Consultant’s legal representatives shall be entitled to receive the payments and benefits described under Section 6.1(a) hereof.

5.3          Termination by the Company for Cause or Termination by Consultant. Except for the payments and benefits described in Section 5.1(a), Consultant shall not be entitled to receive payments or benefits after the last date the Consultant provides services to the Company or its Affiliates upon the termination of Consultant’s services hereunder prior to the end of the Consulting Period by the Company for Cause pursuant to Section 4.3 or by Consultant pursuant to Section 4.5.

5.4          Cause. For purposes of this Agreement, “Cause” shall mean:

(i)           Consultant’s willful failure or refusal to perform the Services after being given written notice and thirty (30) days to remedy such failure or refusal;

(ii)         Consultant’s willful misconduct, gross negligence or breach of fiduciary duty in connection with Consultant’s performance of the Services;

(iii)        Consultant’s act of dishonesty or breach of trust in connection with Consultant’s performance of the Services that is reasonably likely to be materially injurious to the Company or its Affiliates or misappropriation of any assets or business opportunities of the Company or its Affiliates;

(iv)        Consultant’s conviction of, a plea of guilty or no contest to, or indictment for, any indictable criminal offence or any other criminal offence involving fraud, dishonesty or misappropriation;

(v)         Consultant’s conduct which is reasonably likely to injure the reputation or business of the Company, including, without limitation, any willful violation by Consultant of any policies of the Company or its Affiliates;

(vi)        Consultant’s breach of any confidentiality, non-solicitation or non- competition obligations to the Company, including, without limitation, Section 8.1 of this Agreement;

(vii)       material breach by Consultant of any of the provisions of this Agreement or any other agreement in effect between Consultant and the Company which (if curable) is not cured within thirty (30) days of written notice; or

(viii)      as provided in Section 12.1 hereof.

5.5          Conditions to Payment. All payments due to Consultant under this Section 5 which are not otherwise required by law shall only be payable if Consultant (or Consultant’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims in a form provided by the Company. Such general release shall be executed and delivered (and no longer subject to revocation) within sixty (60) days following termination. Failure to timely execute and return such release or revocation thereof shall be a waiver by Consultant of Consultant’s right to payment for the early termination of the Consulting Period. In addition, payment for the early termination of the Consulting Period shall be conditioned on Consultant’s compliance with Section 8 hereof.

6.           Reimbursement of Expenses. The Company shall reimburse Consultant for Consultant’s reasonable and necessary expenses actually incurred by Consultant directly in connection with Consultant’s performance of the Services hereunder, including, without limitation, reasonable travel expenses, program attendance fees and membership fees, subject to appropriate substantiation and itemization of such expenses in accordance with the guidelines and limitations established by the Company from time to time.

7.           Independent Contractor Status. It is expressly understood by the Company and Consultant, and Consultant specifically requested, that Consultant will be performing the Services under this Agreement as an independent contractor for the Company and that neither Consultant nor any employee, representative, agent or subcontractor of Consultant is an employee or agent of the Company or its Affiliates. Consultant shall not hold out himself as an employee, agent, partner or joint venture of the Company or its Affiliates. Consultant will provide his own equipment and materials as may be required to perform the Services, will perform the Services at a location of his choice, will set his own schedule for performing the Services (subject to interim and final deadlines for the delivery of work product as may from time to time be stated by the Company), and will not be subject to the direction or control of the Company or its Affiliates in conjunction with his performance of the Services (subject to specifications to be stated by the Company from time to time relating to the work product) but will be subject to all decisions and actions of the Company’s Board of Directors. Consultant will be solely responsible for all withholding and payment of taxes and similar charges related to the compensation paid hereunder, as well as any applicable insurance, including but not limited to any worker’s compensation. The Company will report all payments to Consultant hereunder via a Form 1099.

8.           Restrictions on Activities of Consultant.

8.1          Non-Competition. During the Consulting Term and either (i) the Fee Continuation Period, if Consultant’s Services are terminated by the Company without Cause, or (ii) the one (1) year period commencing on the date Consultant ceases to provide the Services to the Company or its Affiliates pursuant to this Agreement, if Consultant’s Services are terminated by the Company for any other reason or by Consultant pursuant to Section 4.5 (the “Restriction Period”), Consultant covenants and agrees that Consultant shall not directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner participate in, any Competitive Business, either as a general or limited partner, proprietor, shareholder, officer, director, agent, employee, consultant, trustee, affiliate or otherwise. Nothing herein shall prohibit Consultant from being a passive owner of not more than two percent (2%) of the outstanding securities of any publicly traded company engaged in a Competitive Business. For purposes of this Agreement, “Competitive Business” shall mean any business in the United States that the Company or, to Evan's knowledge, any of its Affiliates is conducting or is considering conducting at the time Consultant’s services hereunder are terminated. For purposes of this Agreement, "Competitive Business" shall not include any of the activities of listed on Section 3.23 of the Disclosure Schedule provided in connection with the Reorganization Agreement.

8.2          Non-Solicitation. Consultant covenants and agrees that during the Restriction Period, Consultant shall not directly or indirectly (i) influence or attempt to influence or solicit any employees or independent contractors of the Company or any of its Affiliates to restrict, reduce, sever or otherwise alter their relationship with the Company or such Affiliates, (ii) hire any employees or independent contractors of the Company or any of its Affiliates, (iii) solicit or induce, or attempt to solicit or induce, any person or entity that is a client, customer or business relation of the Company or any of its Affiliates to cease being a client, customer or business relation of the Company or any of its Affiliates or to divert all or any part of such person or entity’s business from the Company or any of its Affiliates, or (iv) assist any other person or entity in any way to do, or attempt to do, anything prohibited by Sections 8.2(i), (ii), or (iii).

8.3          Confidentiality.

(a)           Consultant shall not, during the Consulting Period or at any time thereafter directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors and employees of the Company or use or otherwise exploit for Consultant’s own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below). Consultant shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law, court order or other legal or regulatory process; provided, however, that in the event disclosure is required by applicable law, Consultant shall provide the Company with prompt notice, to the extent reasonably possible, of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order.

(b)           “Confidential Information” means any information with respect to the Company or its Affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, or (iii) is required to be disclosed by law, court order or other legal or regulatory process and Consultant gives the Company prompt written notice and the opportunity to seek a protective order.

8.4         Intellectual Property and Ownership.

(a)           Intellectual Property Rights Defined. Intellectual Property Rights (“IPR”) means all intellectual property or other similar rights arising out of: (i) any patent or any application therefor and any and all reissues, divisions, continuations, renewals, reexaminations, extensions, and continuations-in-part thereof; (ii) inventions (whether patentable or not in any country), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know-how, technology, and technical data; (iii) other proprietary rights in technology, including databases, software, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools, and all documentation and media constituting, describing, or relating to the above, including, without limitation, manuals, memoranda, records, or business information, anywhere in the world; (iv) any trademark or any application therefor; (v) any work of authorship; and (vi) any applications, registrations, provisional applications, or other filings for, or to obtain, protect, perfect, or secure, any of the foregoing, anywhere in the world.

(b)           Sole and Exclusive Benefit of Company. The Parties agree that all IPR that Consultant prepares, creates or otherwise develops (i) under this Agreement, (ii) or in performing the Services, or (iii) for or related to the Business ("Consultant-Created IPR"), is prepared for the sole and exclusive benefit of the Company and is the intellectual property of the Company. The Parties agree that IPR solely prepared, created or developed in connection with Consultant’s other professional activities identified in Section 3.23 of the Disclosure Schedule provided in connection with the Reorganization Agreement (“Excluded IPR”) shall not constitute Consultant-Created IPR, provided, however, that in the event that any Excluded IPR has joint applicability or relevance to the Business, such IPR shall constitute Consultant-Created IPR. Consultant shall sign such documents and take such steps as the Company may reasonably require, at the cost and expense of the Company, to enable the Company to acquire, perfect, and enforce its IPR and other legal protections for the Consultant-Created IPR, or to otherwise assist the Company in securing the full benefit of the rights conferred in this Agreement. Unless otherwise agreed to in writing, the Company shall have the sole and exclusive right to register all such Consultant-Created IPR in its name as the owner and author of such Consultant- Created IPR.

(c)           Ownership of Intellectual Property Rights. Company and Consultant further acknowledge and agree that all Consultant-Created IPR, any existing IPR of the Company, and all IPR in the Business (“Company IPR”) are and shall become, upon creation, the sole and exclusive property of Company. Company shall have and retain the right, but not the obligation, to seek, apply for and obtain any or all copyrights, patents, registrations and similar protections which may be available or applicable to Company IPR, including reissues, extensions, divisions, continuations, and continuations-in-part thereof. Consultant shall promptly disclose in writing to Company each new development of Consultant-Created IPR and Excluded IPR as may be necessary to ensure Company’s ownership of Company IPR. Consultant shall be bound to the terms of Section 8.3 in respect to Confidential Information related to Company IPR.

(d)           Assignment. Notwithstanding Sections 8.4(b) and 8.4(c) above, Consultant and Consultant’s heirs, assigns and representatives hereby irrevocably assigns, transfers, and conveys to Company the sole and exclusive right, title, and interest in and to the Company IPR, including, without limitation: (a) all patents, patent applications, copyrights, mask works, trade secrets, trademarks, and other Intellectual Property Rights related to any of the Company IPR anywhere in the world, and (b) any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Company IPR. Consultant hereby forever waives and agrees never to assert any and all Moral Rights that Consultant may have in or with respect to the Company IPR. For purposes of this Agreement, “Moral Rights” shall mean any rights to claim authorship of the Company IPR, to object to or prevent the modification of any Company IPR, or to withdraw from circulation or control the publication or distribution of any Company IPR, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(e)           Whether during or after the Consulting Period, Consultant further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Company IPR to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Consultant’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Consultant’s physical or mental incapacity, or for any other reason whatsoever, Consultant irrevocably designates and appoints the Secretary of the Company as Consultant’s attorney-in-fact to act on Consultant’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

8.5          Return of Company Property. Within ten (10) days following the date of any termination of Consultant’s services, Consultant or Consultant’s personal representative shall return all property of the Company or its Affiliates in Consultant’s possession, including but not limited to all Company-owned computer equipment (hardware and software), smart phones, facsimile machines, Blackberry, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its Affiliates, or customers and clients or prospective customers and clients of Company or its Affiliates. For any property of the Company or its Affiliates not returned within such period, the Company may withhold the reasonable costs of such property from Consultant’s Fees, at the Company’s sole discretion, until such property is returned. Anything to the contrary notwithstanding, Consultant shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Consultant’s compensation or relating to reimbursement of expenses, and (iii) copies of agreements relating to Consultant’s engagement, or termination thereof, with the Company.

8.6          Maintenance of Records. Consultant agrees to keep and maintain adequate, current, accurate, and authentic written records of all Consultant-Created IPR made by Consultant (solely or jointly with others) during the term of this Agreement, and for a period of three (3) years thereafter. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that is customary in the industry and/or otherwise specified by the Company. Such records are and remain the sole property of the Company at all times and upon Company’s request, Consultant shall deliver (or cause to be delivered) the same.

8.7          Non-Disparagement. During the Consulting Period and at any time thereafter, the parties agree not to disparage or encourage or induce others to disparage each other, any of their Affiliates or any of their respective past or present officers, directors, employees, products or services. For purposes of this Section 8.7, the term “disparage” includes, without limitation, comments or statements to the press, to the parties’ or their Affiliates’ employees or to any individual or entity with whom the the parties or their Affiliates have a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, materially damage any of the parties. Notwithstanding the foregoing, nothing in this Section 8.7 shall prevent the parties from making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over any of the parties.

8.8          Cooperation. During and following the Consulting Period, Consultant shall give Consultant’s assistance and cooperation willingly, upon reasonable advance notice, in any matter relating to Consultant’s services to the Company or its Affiliates, or Consultant’s knowledge as a result thereof as the Company may reasonably request, including Consultant’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he was involved or had knowledge by virtue of Consultant’s services to the Company. The Company will reimburse Consultant for reasonable out-of-pocket travel costs and expenses incurred by him (in accordance with Company policy) as a result of providing such requested assistance, upon the submission of the appropriate documentation to the Company.

8.9          No Conflicting Obligations. Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Agreement. The parties acknowledge that Consultant's activities set forth in Section 3.23 of the Disclosure Schedule provided in connection with the Reorganization Agreement shall not constitute such conflicting obligations.

8.10         Tolling. In the event of any violation of the provisions of this Section 8, Consultant acknowledges and agrees that the post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

8.11         Survival. This Section 8 shall survive any termination or expiration of this Agreement.

8.12         Obligations Cumulative. The parties acknowledge and agree that the obligations and covenants contained in this Section 8 is in addition to the obligations and covenants contained in the Reorganization Agreement.

9.           Enforcement of Agreement. The parties acknowledge and agree that they would be irreparably damaged and continually injured if any of the provisions of Section 8 are not performed in accordance with their specific terms and that any breach of Section 8 could not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which it may be entitled at law or in equity, the parties shall be entitled to enforce any provision of Section 8 by a decree of specific performance and to temporary, preliminary and permanent injunctive or other appropriate equitable relief to prevent breaches or threatened breaches of Section 8, without posting any bond or other security (to the extent permitted by law) or showing or proving any actual damages, the inadequacy of money damages, likelihood of success on the merits or irreparable harm or other undertaking. Further, the parties hereby waive any claim or defense that there is an adequate remedy at law for such breaches or threatened breaches.

10.         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.         Notices. All notices, consents and other communications required or permitted by this Agreement must be in writing and shall be (a) delivered to the appropriate address by hand, by nationally recognized overnight service or by courier service (costs prepaid); (b) sent by facsimile or e-mail; or (c) sent by registered or certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties):

Consultant:

David W. Evans

4141 Jutland Drive, Suite 215

San Diego, CA 92117

Telephone: 937-548-7970

Facsimile: 937-548-2773

Email: devans@vectorvision.com

with a copy (which shall not constitute notice) to:

Robert W. Hicks

Robert W. Hicks & Associates

600 W. Broadway, Suite 700

San Diego, CA 92101

Telephone: 619-236-3403

Email: rhicks@rwhlaw.com

Company:

Guardion Health Sciences, Inc.

15150 Avenue of Science, Suite 200

San Diego, CA 92128

Attention: Michael Favish

Telephone: 858-605-9055 Ext 201

Facsimile: 858-630-5543

Email: mfavish@guardionhealth.com

with a copy (which shall not constitute notice) to:

SHEPPARD MULLIN RICHTER & HAMPTON LLP

333 South Hope Street, 43rd Floor

Los Angeles, CA 90071

Attention: David I. Sunkin, Esq.

Telephone: (213) 617-4252

Facsimile: (213) 443-2750

Email: dsunkin@sheppardmullin.com

All notices, consents, waivers and other communications shall be deemed have been duly given (as applicable): if delivered by hand, when delivered by hand; if delivered by overnight service, when delivered by nationally recognized overnight service; if delivered by courier, when delivered by courier; if sent via registered or certified mail, three (3) business days after being deposited in the mail, postage prepaid; or if delivered by email or facsimile, when transmitted if transmitted without indication of delivery failure prior to 5:00 p.m. local time for the recipient (and if transmitted without indication of delivery failure after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent business day, or upon earlier acknowledgment, if acknowledged by the recipient).

12.          Miscellaneous.

12.1         Consultant Representation. Consultant hereby represents to the Company that the execution and delivery of this Agreement by Consultant and the Company and the performance by Consultant of Consultant’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any other agreement or policy to which Consultant is a party or otherwise bound, and further that Consultant is not subject to any limitation on his activities on behalf of the Company or its Affiliates as a result of agreements into which Consultant has entered except for obligations of confidentiality with former employers. To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate Consultant’s services under this Agreement for Cause or not permit Consultant to commence providing services under this Agreement.

12.2         No Mitigation or Offset. In the event of any termination of Consultant’s services hereunder, Consultant shall be under no obligation to seek other engagement or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due Consultant under this Agreement on account of future earnings by Consultant.

12.3         Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the parties hereto with respect to its subject matter and constitutes, along with the Reorganization Agreement, a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter hereof.

12.4         Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets. The Company may assign this Agreement to an Affiliate; provided, however, that, without Consultant’s consent, no such assignment shall relieve the Company of its obligations hereunder. Neither this Agreement nor any of the rights, duties or obligations of Consultant shall be assignable by Consultant, nor shall any of the payments required or permitted to be made to Consultant by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of Consultant under this Agreement shall inure to the benefit of and be enforceable by Consultant’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. This Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.5         Modifications; Waiver; Remedies Cumulative. No provision of this Agreement may be amended, supplemented, waived or otherwise modified except by a written agreement executed by all the parties. The rights and remedies of the parties hereunder are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

12.6       Construction. Unless the express context otherwise requires: (a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (c) references herein to a specific Section shall refer to the Sections of this Agreement; (d) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (e) any reference to the masculine, feminine or neuter gender shall include each other gender; and (f) any reference to a party means a party to this Agreement. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any applicable law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party or parties drafting such agreement or document. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

12.7       Code Section 409A.

(a)           The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)           For purposes of Code Section 409A, Consultant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

12.8       Dispute Resolution; Arbitration. If any contest or dispute arises between the parties with respect to this Agreement or Consultant’s engagement or termination thereof, other than injunctive and equitable relief with regard to Section 9 hereof, such contest or dispute shall be submitted to binding arbitration in San Diego, California in accordance with the rules and procedures of the Commercial Arbitration Rules and the expedited arbitration procedures of the American Arbitration Association (“AAA”) then in effect. The decision of the arbitrator shall be final and binding on the parties and may be entered in any court of applicable jurisdiction. The parties shall split the fees of AAA and the arbitrator, which fees shall be recoverable as costs by the prevailing party pursuant to Section 12.11.

12.9         Governing Law. In all respects, including matters of construction, validity and performance, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California applicable to contracts made and performed in that state (without regard to the choice of law or conflicts of law provisions thereof that would require the application of the law of any other jurisdiction).

12.10        Attorneys’ Fees. If any action, including any arbitration pursuant to Section 12.9 or equitable action pursuant to Section 9 of this Agreement, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees (including in-house attorneys costs billed at reasonable rates) and other costs incurred in that action from the non-prevailing party, in addition to any other relief to which it may be entitled.

12.11         Execution of Agreement. This Agreement may be executed in counterpart signature pages executed and delivered via facsimile transmission or via email with scan or email attachment. Any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes, and all such counterparts shall together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY

GUARDION HEALTH SCIENCES, INC.

/Michael Favish/
Michael Favish
President

CONSULTANT

/David W. Evans/
David W. Evans

Signature Page to Evans Consulting Agreement

SCHEDULE A

SERVICES

1.    Services:

Consultant will dedicate an adequate amount of his business time to providing the services listed below, as well as on-going services as shall be identified by Company from time to time.

•	Identifying and attending medical conferences, trade shows, leadership forums and other events or programs to advance Company’s or an Affiliate’s business interests;
•	Securing speaking engagements, leadership positions, industry expert appointments or other engagements within the medical field;
•	Identifying, researching, facilitating and interfacing with investors and potential investors in Company’s or Affiliate’s business;
•	Creating introductions (potential partners, providers, etc.) for Company or Affiliates;
•	Attending regular meetings of Company’s or Affiliates’ management team, as requested from time to time by Company;
•	Conducting medical and scientific research in the field of and relating to the measurement of visual function related to refractive surgery, glaucoma, eye diseases, visual performance and ocular blood flow;
•	Writing and submitting scientific articles in the field of and relating to measurement of visual function related to refractive surgery, glaucoma, eye diseases, visual performance and ocular blood flow;
•	Performing other duties related to the Business as reasonably requested from time to time by Company.

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